BANCINSURANCE CORPORATION FOUNDER,
FORMER CHAIRMAN AND CEO, PASSES AWAY

COLUMBUS, Ohio (July 5, 2007) — Bancinsurance Corporation (OTC BB: BCIS), a specialty property and casualty insurance holding company, announced that Si Sokol, founder, former Chairman and Chief Executive Officer, passed away on Tuesday, July 3, 2007. Mr. Sokol recently retired from the Company following a 37-year career with Bancinsurance Corporation. He served as Chairman of the Board since the Company was formed in 1970 and as its Chief Executive Officer from 1980 until his retirement.

Si Sokol, 79, was born in Columbus, Ohio on December 22, 1927. Throughout his life he believed in the importance of hard work, determination and concern for others. He consistently ended a meeting or conversation with the question, “Is there anything I can do for you?” His personality and entrepreneurial spirit are embodied throughout the entire Bancinsurance organization.

Si Sokol began his professional career at the Sokol Insurance Agency, was co-founder of the Beverlee Drive-In restaurant chain, and then established his own company, Si Sokol & Associates, specializing in community bank mergers and acquisitions. He created Bancinsurance Corporation in 1970 and served as its Chairman. In 1980, Si became Chief Executive Officer of Bancinsurance Corporation and set it on a path of long-term growth, superior performance and solid profitability. Bancinsurance has grown to approximately $60 million in revenues, over $120 million in assets and writing business in 48 states. In 2005, Bancinsurance was recognized as one of Columbus’ Best Places to Work.

Si Sokol built both strong business relationships and close personal friendships with people around the world. He served on many boards of directors, including Dollar Federal Savings & Loan, Fifth Third Bank of Columbus, Westford Group Inc., American Legal Publishing Corporation, Ohio Indemnity Company and the Consumer Credit Insurance Association. He was active in the American Heart Association and the March of Dimes, and was also a member of The Honorable Order of Kentucky Colonels. Additionally, Si was a quiet, caring philanthropist with a genuine interest in people of all backgrounds. In that capacity he supported a broad range of concerns from B’nai Brith to Catholic Social Services, from health organizations such as the Cancer Society and the AIDS Task Force to cultural organizations such as the Opera and Symphony throughout the years.

Si Sokol is survived by his wife of 49 years, Barbara Klass Sokol; sons John Sokol and his wife Elizabeth, and James Sokol; daughter Carla Sokol; brothers Saul Sokol and Mal Sokol; and three grandchildren.

About Bancinsurance Corporation

Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property and casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Automobile lender/dealer insurance products include our ULTIMATE LOSS INSURANCE®, creditor placed insurance and guaranteed auto protection insurance products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. Unemployment compensation products are utilized by qualified entities that elect not to pay the unemployment compensation taxes and instead reimburse state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Our waste industry products consist of surety bonds produced and administered by a general insurance agent whereby the Company both assumes and cedes business through quota share reinsurance arrangements. Other specialty products consist primarily of vehicle service contracts, other surety products and run-off of the discontinued bond program.

CONTACT:
John S. Sokol
Chairman, Chief Executive Officer and President
jsokol@bancins.com
614-220-5200